EXHIBIT 99.1

Fastenal Company Reports 2010 Fourth Quarter and Annual Earnings

WINONA, Minn., Jan. 18, 2011 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter and year ended December 31, 2010. Except for per share information, or as otherwise noted below, dollar amounts are in thousands.

Net sales, pre-tax earnings, net earnings, and earnings per share were as follows for the periods ended December 31:

	Twelve-month Period			Three-month Period
	2010	2009	Change	2010	2009	Change

Net sales	$2,269,471	1,930,330	17.6%	$573,766	476,750	20.3%

Pre-tax earnings	$430,640	297,490	44.8%	$107,144	71,419	50.0%

Net earnings	$265,356	184,357	43.9%	$65,161	44,536	46.3%

Basic and diluted earnings per share	$1.80	1.24	45.2%	$0.44	0.30	46.7%

During 2010, we opened 127 new stores (we opened 69 new stores in the same period of 2009). The 127 new stores represent an increase of 5.4% since December 31, 2009. (We had 2,369 stores on December 31, 2009.) Since June 30, 2010, we opened 82 stores (or an annualized run rate of 6.9%). There were 13,285 total employees as of December 31, 2010, an increase of 10.3% from the 12,045 total employees on December 31, 2009.

COMMENTS REGARDING MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance.   The discussion of monthly sales changes provides a good mechanical view of our business based on the age of our stores. The discussion of sales trends provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business since the market deteriorated late in 2008. Finally, we believe the discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2010 group – opened 2005 and earlier, 2009 group – opened 2004 and earlier, and 2008 group – opened 2003 and earlier). This store group is more cyclical due to the increased market share these stores enjoy in their local markets. During each of the twelve months in 2010, 2009, and 2008, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%
2009	-12.4%	-14.3%	-21.5%	-25.2%	-25.2%	-26.3%	-26.6%	-24.7%	-24.2%	-21.7%	-15.0%	-12.1%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%	9.7%	11.3%	8.5%	6.8%	0.9%	-5.1%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2010 group – opened 2008 and earlier, 2009 group – opened 2007 and earlier, and 2008 group – opened 2006 and earlier) represent a consistent 'same-store' view of our business. During each of the twelve months in 2010, 2009, and 2008, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%
2009	-11.2%	-13.8%	-20.1%	-24.0%	-23.7%	-25.1%	-25.4%	-24.0%	-23.1%	-20.9%	-13.7%	-10.6%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%	10.9%	12.8%	10.5%	8.1%	2.3%	-3.9%

All company sales – During each of the twelve months in 2010, 2009, and 2008, all of our selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%
2009	-8.5%	-10.5%	-17.4%	-21.0%	-20.7%	-22.5%	-22.9%	-21.4%	-20.8%	-18.7%	-12.0%	-8.6%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%	14.8%	16.4%	14.3%	11.9%	6.8%	0.0%

The improvement in 2010 generally continues the trend we saw in the latter half of 2009. The slow-down in the final three months of 2008 and all of 2009 relate to the general economic weakness in the global marketplace.

Several additional factors positively impacted our sales growth in 2010: (1) the strengthening Canadian dollar (when compared to the United States dollar) added approximately 0.7 percentage points to our daily sales growth and (2) our Holo-Krome business, which we acquired in December 2009, added approximately 0.5 percentage points to our daily sales growth.

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle.  They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in both 2009 and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2009' and '2010' lines represent our actual sequential daily sales changes. The '09Delta' line is the difference between the 'Past' and '2009'; similarly, the '10Delta' is the difference between the 'Past' and '2010'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%

2009	-18.3%	-2.6%	-1.4%	-4.9%	2.7%	1.7%	-3.6%	5.5%	3.3%	-0.7%
09Delta	-19.2%	-5.9%	-4.3%	-4.6%	-0.7%	-1.1%	-1.3%	2.9%	0.7%	0.0%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%

(1)     The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

The 18.3% drop from October 2008 to January 2009 represents the immediate impact of the economy on our business.  During this time frame, our daily sales change, on a year-over-year basis, dropped from 11.9% growth in October to a contraction of 8.5% in January. After January, the trend continued downward as the 'Delta' (or spread between the benchmark and the 2009 actual) in February, March, and April 2009 averaged a negative 4.9%. The daily sales contraction, on a year-over-year basis, was 21.0% in April. The 'Delta' from May 2009 to July 2009 was not as significant, averaging a negative 1.0%.  While this period was still painful, it began to show what we believe was the bottom of the drop. Finally, in the period from August 2009 to December 2009, the 'Delta' improved, and averaged a positive 0.7%. During 2010, sales have been strong - our business exceeded the trend line in January, February took a step back due to inclement weather, and March reestablished the trend of being at or above the trend line (see graph below).

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows: http://media.globenewswire.com/cache/11647/file/9420.pdf

END MARKET PERFORMANCE:

Fluctuations in end market business –The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual
2010	15.7%	29.8%	30.6%	17.7%	22.4%
2009	-16.0%	-25.2%	-22.8%	-10.1%	-18.8%

The 2010 growth was more pronounced in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less pronounced in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The 2009 contraction was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business.

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters  (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%
2009	-6.4%	-19.6%	-25.3%	-24.8%	-19.4%

On a sequential basis, the sales to our manufacturing customers stabilized in May 2009 and then started to demonstrate patterns that resemble historical norms. This reversed the negative trend which began in October 2008. This stabilization and improvement was partially offset by continued deteriorization in our non-residential construction business which weakened dramatically in the first eight months of 2009, and then began to also demonstrate patterns that resemble historical norms.

A graph of the sequential daily sales trends to these two end markets in 2008, 2009, and 2010, starting with a base of '100' in the previous October and ending with the next October, would be as follows: http://media.globenewswire.com/cache/11647/file/9421.pdf

PATHWAY TO PROFIT AND ITS IMPACT ON OUR BUSINESS:

During April 2007 we disclosed our intention to alter the growth drivers of our business – For most of the preceding ten years, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (see our disclosure below regarding the temporary slowing of our store growth in 2009 and 2010). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average sales volume per store increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 caused us to alter the 'pathway to profit' beginning in 2009. These changes centered on two aspects (1) temporarily slowing store openings to a range of 2% to 5% per year, and (2) stopping headcount additions except for store openings and for stores that are growing. (See later discussion on future store openings.)

One side benefit of the 'pathway to profit' initiative, described above, is a slow altering of our cost structure over the last several years to increase the portion of our operating costs that are variable versus fixed. This dramatically improved our ability to manage through the economic environment of the last two years. As discussed in our third quarter 2009 release, we began to stabilize our store headcount in October 2009. From the fourth quarter of 2009 to the fourth quarter of 2010 we grew our store average full-time equivalent (FTE) headcount from 7,007 to 7,611, or 8.6%. (See later discussion on store count and FTE numbers by quarter.)

The 'pathway to profit' initiative allows us to focus on the three drivers of our business: (1) store headcount, (2) store (or unit) growth, and (3) average sales volume per store, which ultimately drive our level of profitability. Our original goal was to hit the $125 thousand per month store average by 2012. We believe the duration of the economic weakness could delay the timing of when we achieve the $125 thousand per month average by approximately two years. However, the current economic weakness only serves to strengthen our belief in the 'pathway to profit'.

During 2010, we modified our thought process around the 'pathway to profit' in two regards: (1) we have structurally lowered our cost structure and believe we can hit our profitability target in the 'pathway to profit' initiative before our stores reach $125 thousand per month (see evidence of this in our 'Store Size and Profitability' table later in this release) and (2) we have expanded the universe of 'sales people' we measure from strictly 'store personnel' to 'store personnel' and 'non-store selling personnel'. This latter group includes, among others, the following: (1) national accounts personnel, (2) dedicated sales specialists (manufacturing, government, industry focused, and automated solutions), (3) district sales managers, and (4) regional leaders and others generally engaged in regional sales support. We began to ramp up our investments in both groups beginning late in 2009 and throughout 2010.

Future store openings – In July 2010, we indicated our intentions to open 80 to 95 new stores during the second half of 2010 (or an annualized rate of 6.8% to 8.0%). During the second half of 2010 we opened 82 stores. In 2011, we intend to open 150 to 200 new stores, or an annualized rate of 6.0% to 8.0%.

Store Count and Full-Time Equivalent (FTE) Headcount – Because of our 'pathway to profit', we increased both our store count (opening 7.5% and 8.1% new stores in calendar 2008 and 2007, respectively) and our store FTE headcount. However, the rate of increase in store locations slowed (we opened 5.4% and 3.0% new stores in calendar 2010 and 2009, respectively) and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. The number of stores at quarter end, the average headcount at our stores per quarter, the average FTE headcount per quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1	Q3	Q4	Q1	Q2	Q3	Q4
	2007	2008	2009	2010	2010	2010	2010

Store locations-quarter end count	2,073	2,300	2,369	2,392	2,407	2,453	2,490
% change (twelve months)		7.2%	2.5%	2.1%	2.4%	4.3%	5.1%
% change since Q1 2007		11.0%	14.3%	15.4%	16.1%	18.3%	20.1%

Store personnel - absolute headcount	6,849	9,123	8,519	8,404	8,401	8,643	9,048
% change (twelve months)		17.9%	-9.9%	-7.8%	-3.7%	0.4%	6.2%
% change since Q1 2007		33.2%	24.4%	22.7%	22.7%	26.2%	32.1%

Store personnel - FTE	6,383	8,280	7,007	7,004	7,118	7,450	7,611
Non-store selling personnel - FTE	616	599	597	594	591	639	712
Sub-total of all sales personnel - FTE	6,999	8,879	7,604	7,598	7,709	8,089	8,323

Distribution and manufacturing personnel-FTE [1]	1,962	2,244	1,768	1,800	1,884	2,007	2,040
Administrative personnel-FTE	767	805	701	706	707	726	744
Sub-total of non-sales personnel - FTE	2,729	3,049	2,469	2,506	2,591	2,733	2,784

Total - average FTE headcount	9,728	11,928	10,073	10,104	10,300	10,822	11,107
% change (twelve months)
Store personnel - FTE		15.2%	-15.1%	-9.7%	-1.2%	5.1%	8.6%
Non-store selling personnel - FTE		-2.4%	-2.1%	-1.3%	0.3%	9.0%	19.3%
Sub-total of all sales personnel - FTE		13.8%	-14.2%	-9.1%	-1.1%	5.4%	9.5%

Distribution and manufacturing personnel-FTE [1]		5.4%	-20.3%	-8.7%	1.5%	13.8%	15.4%
Administrative personnel-FTE		7.9%	-12.6%	-10.7%	-8.5%	-1.4%	6.1%
Sub-total of non-sales personnel - FTE		6.0%	-18.2%	-9.3%	-1.4%	9.4%	12.8%

Total - average FTE headcount		11.7%	-15.2%	-9.1%	-1.2%	6.4%	10.3%

% change since Q1 2007
Store personnel - FTE		29.7%	9.8%	9.7%	11.5%	16.7%	19.2%
Non-store selling personnel - FTE		-2.8%	-3.1%	-3.6%	-4.1%	3.7%	15.6%
Sub-total of all sales personnel - FTE		26.9%	8.6%	8.6%	10.1%	15.6%	18.9%

Distribution and manufacturing personnel-FTE [1]		14.4%	-9.9%	-8.3%	-4.0%	2.3%	4.0%
Administrative personnel-FTE		5.0%	-8.6%	-8.0%	-7.8%	-5.3%	-3.0%
Sub-total of non-sales personnel - FTE		11.7%	-9.5%	-8.2%	-5.1%	0.1%	2.0%

Total - average FTE headcount		22.6%	3.5%	3.9%	5.9%	11.2%	14.2%

1 Note – The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

We have reduced our average FTE headcount at our store locations 8.1% since our peak of 8,280 average FTE headcount in the third quarter of 2008, much of this decrease relates to a reduction in part-time hours worked as our average absolute headcount numbers related to store personnel declined by 0.8% during this time period.

Store Size and Profitability – The store groups listed in the table below, when combined with our strategic account stores, represented approximately 88%, 87%, and 88% of our sales in the fourth quarter of 2010, 2009, and 2008, respectively.  Strategic account stores are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 12%, 13%, and 12%, respectively) relate to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business (including our Holo-Krome business acquired in December 2009), or (3) our direct import business. Our average store had sales of $67,600, $58,100, and $70,200 per month in the fourth quarter of 2010, 2009, and 2008, respectively. This average amount was $71,600 per month in the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'). The average age, number of stores, and pre-tax earnings data by store size for the fourth quarter of 2010, 2009, and 2008, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended December 31, 2010

$0 to $30,000	3.8	467	18.8%	-13.2%
$30,001 to $60,000	6.8	967	38.8%	12.7%
$60,001 to $100,000	9.6	582	23.4%	21.9%
$100,001 to $150,000	12.1	279	11.2%	25.2%
Over $150,000	15.0	156	6.3%	26.8%
Strategic Account Store		39	1.6%
Company Total		2,490	100.0%	18.7%
Three months ended December 31, 2009

$0 to $30,000	3.9	620	26.2%	-16.2%
$30,001 to $60,000	6.8	931	39.3%	10.0%
$60,001 to $100,000	9.3	516	21.8%	20.0%
$100,001 to $150,000	13.0	176	7.4%	23.8%
Over $150,000	15.5	99	4.2%	25.0%
Strategic Account Store		27	1.1%
Company Total		2,369	100.0%	15.0%
Three months ended December 31, 2008

$0 to $30,000	2.7	498	21.5%	-23.9%
$30,001 to $60,000	5.3	797	34.5%	9.9%
$60,001 to $100,000	8.0	539	23.3%	20.9%
$100,001 to $150,000	10.2	286	12.4%	25.9%
Over $150,000	14.1	171	7.4%	27.4%
Strategic Account Store		20	0.9%
Company Total		2,311	100.0%	18.3%

Note – Amounts may not foot due to rounding difference.

Our original goal under the 'pathway to profit' was to increase the sales of our average store to approximately $125,000 per month (see earlier discussion). This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity. Our goal today is to continue (1) to grow the business and (2) to grow our pre-tax earnings as a percent of net sales. As stated earlier, we now believe, based on the profitability improvements noted in the previous table, that we can hit our pre-tax earnings percent goal of 23% before the sales of our average store hits $125,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the years ended December 31:

	Twelve-month period
	2010	2009	2008

Net sales	100.0%	100.0%	100.0%
Gross profit	51.8%	50.9%	52.8%

Operating and administrative expenses	32.8%	35.6%	33.6%
Loss (gain) on sale of property and equipment	0.0%	0.0%	0.0%
Operating income	19.0%	15.3%	19.2%

Interest income	0.1%	0.1%	0.0%
Earnings before income taxes	19.1%	15.4%	19.2%

Note – Amounts may not foot due to rounding difference.

Gross profit percentage for 2010 increased from 2009, and the gross profit percentage for 2009 decreased from 2008.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4
2010	51.1%	52.1%	51.8%	52.0%
2009	52.9%	51.1%	50.0%	49.9%
2008	52.4%	52.5%	52.9%	53.4%

The fluctuations in our gross profit percentages are typically driven by: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized due to the day-to-day fluctuations in customer pricing relative to product and freight costs. This component was negatively influenced by the competitive landscape in 2009 which depressed the prices we could charge for our products.  This component has generally improved since August 2009, except for customer mix which is discussed later. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. This component was negatively influenced by deflationary impacts in 2009 as we were selling inventory sourced at peak costs late in 2008. This component was magnified in 2009 due to the nature of our inventory turns and the dramatic decrease in sales activity during much of the year. However, this component improved in the first, second, third, and fourth quarters of 2010 when compared to the fourth quarter of 2009. The third component relates to vendor volume allowances. The gross profit dollars associated with this component dropped dramatically in the second half of 2009. However, this component improved in the first, second, third, and fourth quarters of 2010 when compared to the fourth quarter of 2009. In our second quarter 2010 earnings release, we indicated our belief that the first two components would continue to improve as we progress into the remainder of 2010. This belief was based on (1) our focused effort to raise our transactional margin and (2) the bias which we believed existed for some inflation in 2010 rather than the significant deflation we experienced in 2009. In the third quarter of 2010, our assumptions about the latter half of the year were proven wrong and these two components had a negative impact on gross profit percentage. We continued to struggle with the first component in the fourth quarter, but did see some improvement in the second component due to the expansion of inventory depth which decreased the need for 'fill in' buys which carry a cost premium. The decrease in gross profit percentage, from the second quarter of 2010 to the third and fourth quarters of 2010 was primarily caused by the strong growth of our industrial production business; which resulted in a change in our overall business mix. The industrial production business has a lower gross margin; therefore, the change in mix pulled our gross margin down. (However, since the operating expenses of our industrial production business are lower, operating income produced by that business is similar to our overall business.) The second cause was the relative lack of inflation in the third and fourth quarters. Finally, as we indicated in our second quarter earnings release, vendor volume allowances largely recovered during the second quarter to the levels in place in 2008 and in early 2009 due to the reset of vendor allowance programs which tend to be calendar based. However, the fourth quarter did see some improvement in this category. Generally speaking, the decline in the gross margin percentage from 2008 to 2009 was evenly split between a deterioration in the three components discussed earlier. The improvement from 2009 to 2010 was primarily related to improvements in vendor incentive gross profit (about half of the improvement), and the balance primarily related to improvements in organizational gross profit and transactional gross profit.

Operating and administrative expenses improved relative to sales in 2010 versus both 2009 and 2008.

Historically, 65% to 70% of our operating and administrative expenses consist of employee related costs. The components are: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, and (3) education. During 2009, this range had reduced to 60% to 65% due to the factors noted below. During 2010, this range moved back to the historical level.

The two largest components of employee related costs grew/contracted as follows:

	2010	2009	2008
Payroll cost	16.7%	-18.3%	14.1%
Health care cost	-9.0%	24.1%	14.8%

The two largest components of operating and administrative expenses, outside of the employee related costs grew/contracted as follows:

	2010	2009	2008
Occupancy	3.5%	3.1%	9.9%
Net transportation	-0.2%	-18.3%	26.7%

The 2010 disparity between the full-time equivalent headcount increase of 10.3% noted earlier and the 16.7% annual increase in payroll costs noted above is driven by several factors: (1) the sales commissions earned grew (this increase was amplified by the sales growth and the gross margin expansion, both of which have a meaningful impact on the commissions earned), (2) the total bonuses earned increased due to our profit growth, (3) the hours worked per employee grew, and (4) our profit sharing contribution grew. These four items, when compared to 2009, all grew at a rate faster than the rate of sales growth.

The 2009 disparity between the full-time equivalent headcount decrease of 15.2% noted earlier and the 18.3% annual decrease in payroll costs noted above is driven by several factors: (1) the sales commissions earned contracted (this decrease was amplified by the sales contraction and the gross margin contraction, both of which have a meaningful impact on the commissions earned), (2) the total bonuses earned decreased due to our profit contraction, (3) the hours worked per employee contracted, and (4) our profit sharing contribution was reduced to zero. These four items, when compared to 2008, all contracted at a rate faster than the rate of sales contraction.

Our health care costs in 2010 decreased from the unusual peak in 2009. Health care costs in 2009 and the first quarter of 2010 increased due to the increase in the percentage of employees opting for expanded coverage as their spouses lost their insurance coverage at other employers, increases in COBRA costs due to changes in federal funding within COBRA, and an increase in health care utilization when compared to previous years. These conditions still exist in the second, third, and fourth quarters of 2010; however, the spike in costs in the second, third, and fourth quarters of 2009 changed the comparison. On a two year basis, our health care costs are still up significantly despite a decrease in headcount.

The two largest components of the remaining costs within our operating and administrative expenses include occupancy and net transportation. Occupancy expenses increased from 2009 to 2010 and increased from 2008 to 2009. The annual increase in occupancy expense was driven by (1) increases in utilities, (2) increases in taxes, (3) new store locations, (4) expansions to our Indianapolis and Dallas distribution centers, and (5) in the case of 2010, our new Holo-Krome facilities. The net transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in cost of sales. Net transportation costs included in operating and administrative expenses decreased in both years due to (1) fleet reductions, (2) moderating fuel costs, and (3) in the case of 2010, improvements in the resale market for used fleet (pickup) prices.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first, second, third, and fourth quarters of 2010, our total vehicle fuel costs were approximately $6.4 million, $6.8 million, $6.6 million, and $7.1 million, respectively. During the first, second, third, and fourth quarters of 2009, our total vehicle fuel costs were approximately $5.2 million, $5.7 million, $6.2 million, and $6.1 million, respectively.  The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, and changes in the number of vehicles at our store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

The average per gallon fuel costs and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4

2010 price
Diesel fuel	$2.89	3.06	2.96	3.14
Gasoline	$2.68	2.80	2.71	2.84

2009 price
Diesel fuel	$2.19	2.29	2.61	2.70
Gasoline	$1.86	2.25	2.55	2.54

2008 price
Diesel fuel	$3.47	4.30	4.38	3.11
Gasoline	$3.07	3.65	3.85	2.49

Per gallon price change	Q1	Q2	Q3	Q4

2010 change
Diesel fuel	32.0%	33.6%	13.4%	16.3%
Gasoline	44.1%	24.4%	6.3%	11.8%

2009 change
Diesel fuel	-36.9%	-46.7%	-40.4%	-13.2%
Gasoline	-39.4%	-38.4%	-33.8%	2.0%

Income taxes, as a percentage of earnings before income taxes, were approximately 38.4% and 38.0% for 2010 and 2009, respectively.

WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at December 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2010	2009	2008	2010	2009	2010	2009
Accounts receivable, net	$ 270,133	214,169	244,940	55,964	(30,771)	26.1%	-12.6%
Inventories	557,369	508,405	564,247	48,964	(55,842)	9.6%	-9.9%

The accounts receivable increase of 26.1% from 2009 to 2010 was created by a daily sales increase of 17.9% and 20.9% in November and December 2010, respectively. The increase in accounts receivable was greater than the increase in daily sales. This was primarily driven by the significant growth in both our national account (large customer) business and in our international business, both of which typically pay slower than our remaining business. The accounts receivable decrease of 12.6% from 2008 to 2009 relates to a daily sales decrease of 12.0% and 8.6% in November and December 2009, respectively.

A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity in the fourth quarter of 2008 and during the first two months of 2009 continued to result in inventory consumption that was less than the amount of inbound product. The inventory decrease began in March 2009 and continued through most of 2009. Our inventory dropped approximately $9,000, $36,000, and $21,000 during the first, second, and third quarters of 2009, respectively. The inventory grew by approximately $10,000 in the fourth quarter of 2009; approximately half of this increase related to our December 2009 acquisition of Holo-Krome and the balance related to an increase in inventory stocking at our distribution centers to support the improving sales trends we had experienced since August 2009. During 2010, our inventory decreased approximately $1,000 in the first quarter, and increased approximately $15,000, $24,000, and $11,000 in the second, third, and fourth quarter, respectively, or a $49,000 increase year-to-date. This was disappointing to us; however, the expanding sales trends noted earlier in this discussion overshadow the disappointment. In its most simplified view, our expanding inventories are directly related to (1) the expanding sales growth trends (with emphasis on our large account business – both OEM & MRO), (2) our confidence in their sustainability, and (3) an increase in the rate of store openings.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the fourth quarter of 2010, we generated $74,195 (or 113.9% of net earnings) of operating cash flow; year-to-date, we generated $240,488 (or 90.6% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2009 and 2010 allowed us to increase our first dividend payment (declared January 2010 and paid in February 2010) by 14.3% (from $0.35 per share in 2009 to $0.40 per share in 2010) and to increase our second dividend payment (declared July 2010 and paid in September 2010) by 13.5% (from $0.37 per share in 2009 to $0.42 per share in 2010). In addition, we paid a third dividend in 2010 (declared November 2010 and paid in December 2010) of $0.42 per share. In 2010, we have paid total dividends of $182,814 ($1.24 per share), or 68.9% of net earnings. In 2009, we paid total dividends of $106,943 ($0.72 per share) or 58.0% of net earnings. Our total dividends paid increased 70.9% from 2009 to 2010. As we indicated earlier in a press release, our board of directors approved our first dividend payment of $0.50 per share for 2011. The dividend will be paid in February 2011.

STOCK REPURCHASE:

In July 2009, we announced our board of directors had authorized purchases by us of up to 2,000,000 shares of our common stock. This authorization replaced any unused authorization previously approved by our board of directors. During 2009, we purchased 1,100,000 shares of our outstanding stock at an average price of approximately $37.37 per share. These purchases occurred in the fourth quarter of 2009. We did not purchase any stock in 2010.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 am, central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) our anticipated sales growth and our goals regarding sales growth, (2) the goals of our long-term growth strategy, 'pathway to profit', including the anticipated rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, our belief that we can achieve targeted profitability even if our average store sales do not grow as expected, our ability to capture leverage and working capital efficiency expected to result from this strategy, and our ability to increase overall productivity as a result of this strategy. The following factors are among those that could cause the Company's actual results to differ materially from those predicted in such forward‑looking statements: (1) a prolonged downturn in the economy, a significant decline in industrial production, or a change, from that projected, in the number of North American markets able to support new stores could cause store openings to change from that expected and could impede our sales growth, and (2) a prolonged downturn in the economy, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified outside sales personnel, an inability to realize anticipated savings from lowering our cost structure, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative.  We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2009 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
	December 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$ 143,693	164,852
Marketable securities	26,067	24,400
Trade accounts receivable, net of allowance for doubtful
accounts of $4,761 and $4,086, respectively	270,133	214,169
Inventories	557,369	508,405
Deferred income tax assets	17,897	12,919
Prepaid income taxes	0	11,657
Other current assets	70,539	45,962
Total current assets	1,085,698	982,364

Marketable securities	5,152	6,238
Property and equipment, less accumulated depreciation	363,419	335,004
Other assets, net	14,014	3,752

Total assets	$ 1,468,283	1,327,358

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 60,474	53,490
Accrued expenses	96,412	66,019
Income taxes payable	5,299	0
Total current liabilities	162,185	119,509

Deferred income tax liabilities	23,586	17,006

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 200,000,000 shares authorized,
147,430,712 shares issued and outstanding	1,474	1,474
Additional paid-in capital	4,363	333
Retained earnings	1,258,184	1,175,641
Accumulated other comprehensive income	18,491	13,395
Total stockholders' equity	1,282,512	1,190,843

Total liabilities and stockholders' equity	$ 1,468,283	1,327,358

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Year ended		Three months ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$2,269,471	1,930,330	573,766	476,750

Cost of sales	1,094,635	946,895	275,149	239,035
Gross profit	1,174,836	983,435	298,617	237,715

Operating and administrative expenses	745,112	686,792	191,779	166,621
Loss (gain) on sale of property and equipment	35	850	(68)	60
Operating income	429,689	295,793	106,906	71,034

Interest income	951	1,697	238	385

Earnings before income taxes	430,640	297,490	107,144	71,419

Income tax expense	165,284	113,133	41,983	26,883

Net earnings	$ 265,356	184,357	65,161	44,536

Basic net earnings per share	$ 1.80	1.24	0.44	0.30

Diluted net earnings per share	$ 1.80	1.24	0.44	0.30

Basic weighted average shares outstanding	147,431	148,358	147,431	147,848

Diluted weighted average shares outstanding	147,431	148,358	147,568	147,848

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Year ended
	December 31,
	2010	2009

Cash flows from operating activities:
Net earnings	$ 265,356	184,357
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation of property and equipment	40,688	40,020
Loss on sale of property and equipment	35	850
Bad debt expense	8,658	9,409
Deferred income taxes	1,602	6,099
Stock based compensation	4,030	3,850
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities, net of
impact of acquisition
Trade accounts receivable	(64,622)	21,362
Inventories	(48,964)	60,425
Other current assets	(24,577)	17,747
Accounts payable	6,984	(14,172)
Accrued expenses	30,393	(17,526)
Income taxes	16,956	(12,156)
Other	3,882	5,738
Net cash provided by operating activities	240,488	306,070

Cash flows from investing activities:
Purchase of property and equipment	(73,597)	(52,538)
Cash paid for acquisitions	0	(5,032)
Proceeds from sale of property and equipment	4,459	4,863
Net increase in marketable securities	(581)	(28,941)
Net increase in other assets	(10,329)	(101)
Net cash used in investing activities	(80,048)	(81,749)

Cash flows from financing activities:
Purchase of common stock	0	(41,104)
Payment of dividends	(182,814)	(106,943)
Net cash used in financing activities	(182,814)	(148,047)

Effect of exchange rate changes on cash	1,215	2,686

Net (decrease) increase in cash and cash equivalents	(21,159)	78,960

Cash and cash equivalents at beginning of year	164,852	85,892
Cash and cash equivalents at end of year	$ 143,693	164,852

Supplemental disclosure of cash flow information:
Cash paid during year for income taxes	$ 146,726	118,035

CONTACT: Fastenal Company
         Dan Florness, EVP and Chief Financial Officer
         507.454.5374